Exhibit 99.2

Ivanhoe Energy receives delisting notice from Nasdaq

VANCOUVER, Feb. 23, 2015 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) (TSX: IE.DB) announced today that the company received a letter, dated February 20, 2015, from the Listing Qualifications Department of The Nasdaq Stock Market informing the company that, after reviewing the company's news release dated February 20, 2015 regarding its determination to file a Notice of Intention to Make a Proposal pursuant to the provisions of Part III of the Bankruptcy and Insolvency Act and such other information as is publicly available, and in accordance with Nasdaq listing rules, the company's securities will be delisted from The Nasdaq Stock Market.

Accordingly, unless the company requests an appeal of this determination, trading of the company's common stock will be suspended at the opening of business on March 3, 2015, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the company's securities from listing and registration on The Nasdaq Stock Market. The company does not intend to appeal the determination.

Ivanhoe Energy is an independent international heavy-oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy-oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.

SOURCE Ivanhoe Energy Inc.

%CIK: 0001106935

For further information: Investors: Bill Trenaman +1.604.331.9834; Media: Bob Williamson +1.604.512.4856

CO: Ivanhoe Energy Inc.

CNW 17:30e 23-FEB-15